Exhibit 10.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

ZBB POWERSAV HOLDINGS LIMITED

BY AND BETWEEN
ZBB CAYMAN CORPORATION
AND
POWERSAV INC.

(August __, 2011)

LIMITED LIABILITY COMPANY AGREEMENT
OF
ZBB POWERSAV HOLDINGS LIMITED

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TABLE OF CONTENTS

Page

1.	DEFINITIONS		1

	1.1	Certain Definitions	1
	1.2	Other Definitions	3

2.	GENERAL HONG KONG HOLDCO INFORMATION		3

	2.1	Hong Kong Holdco, Generally	3
	2.2	Investors, Generally	3

3.	COMPANY STRUCTURE		3

	3.1	Purpose	3
	3.2	Structure	4
	3.3	Limitations on Liability and Capital Contributions	4

4.	OWNERSHIP OF HONG KONG HOLDCO		4

	4.1	Registered Capital	4
	4.2	Use of Registered Capital	4
	4.3	Payment Schedule of Initial Registered Capital Contributions	4
	4.4	Additional Capital Contributions	5
	4.5	Distribution of Net Profits	5
	4.6	Distribution of Fees Received under the Company Services Agreement	5

5.	OPERATIVE AGREEMENTS; VOTING AGREEMENT		5

	5.1	Other Operative Agreements	5
	5.2	Voting Agreement; Operation of Hong Kong Holdco	6

6.	BOARD OF DIRECTORS		6

	6.1	Composition of the Board of Directors	6
	6.2	Removal; Reappointment of Directors	6
	6.3	Board Meetings	6
	6.4	Board Quorum; Resolutions	7
	6.5	Action by the Board without a Meeting	7
	6.6	Board Unanimous Approval Rights	7
	6.7	Deadlock	8

7.	INVESTORS		8

	7.1	Meetings	8
	7.2	Voting Rights; Actions of the Investors; Quorum	9
	7.3	Action by the Investors without a Meeting	9

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	7.4	Investor Unanimous Approval Rights	9
	7.5	Investor Supermajority Rights	9
	7.6	Deadlock	10

8.	OFFICERS		10

	8.1	Appointment and Term of Office	10
	8.2	Removal	10
	8.3	Vacancies	10
	8.4	Compensation	10
	8.5	Powers and Duties	10

9.	ANNUAL BUDGETS; FINANCIAL AND OTHER RECORDS		11

	9.1	Annual Budgets	11
	9.2	Accounting and Management Information Systems	11
	9.3	Financial Statements, Accounting and Other Reports	11
	9.4	Right of Inspection	12

10.	INSURANCE; INDEMNIFICATION		12

	10.1	Liability	12
	10.2	Indemnification of Directors and Officers	12
	10.3	Indemnification of the Investors	13
	10.4	Advancement	14
	10.5	Insurance	15

11.	COMPLIANCE WITH LAWS		15

	11.1	General	15
	11.2	Anti-Corruption	15

12.	TRANSFERS AND SALES OF INTERESTS		16

	12.1	Transfers of Interests	16
	12.2	Unauthorized Transfers	16
	12.3	Withdrawal of an Investor	16
	12.4	Transfers Pursuant to a Bona Fide Offer; Rights of First Refusal	16
	12.5	Acknowledgment of Liquidity	17
	12.6	Buy/Sell Provisions	17

13.			18

14.			19

	14.1	Warranties of the Investors	19
	14.2	Representations and Warranties of PowerSav	21

15.			21

	15.1	Term	21
	15.2	Termination	21
	15.3	Survival	21
	15.4	Continuing Liability	21
	15.5	Effect of Termination	22

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16.	GOVERNING LAW; DISPUTE RESOLUTION		22

	16.1	Governing Law	22
	16.2	Discussions and Arbitration	23

17.	GENERAL PROVISIONS		23

	17.1	Assignment	23
	17.2	Non-Competition; Non-Solicitation; Business Opportunities	23
	17.3	Notices and Other Communications	24
	17.4	Severability	25
	17.5	References to this Agreement; Headings	25
	17.6	Further Assurances	26
	17.7	No Waiver	26
	17.8	Entire Agreement; Amendments	26
	17.9	Expenses	26
	17.10	Currency	26
	17.11	No Agency	26
	17.12	No Third Party Beneficiaries	26
	17.13	Incidental and Consequential Damages	27
	17.14	Counterparts	27
	17.15	Execution by Hong Kong Holdco	27

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ZBB POWERSAV HOLDINGS LIMITED

LIMITED LIABILITY COMPANY AGREEMENT

This LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is made and entered into as of August __, 2011 (the “Effective Date”), by and between (i) ZBB CAYMAN CORPORATION, a Cayman Islands exempted company (“ZBB Energy”), and (ii) POWERSAV INC., a Cayman Islands exempted company (“PowerSav”).  ZBB Energy and PowerSav sometimes are referred to collectively herein as the “Parties” and individually as a “Party.”

STATEMENT OF PURPOSE

ZBB Energy designs and manufactures advanced energy storage and power control platforms.  PowerSav provides renewable energy solutions to the marketplace in China.

The Parties desire to form a Hong Kong limited liability company (“Hong Kong Holdco”) for the purposes of forming and investing in Anhui MeiXin Store Energy Co., Ltd. (or such other name given to the entity), a Sino – foreign equity joint venture company (the “Company”).

The Parties desire to enter into this Agreement for the purposes of setting forth the rights and obligations of the Parties (including their rights and obligations as Investors, as defined below) with respect to Hong Kong Holdco.

NOW THEREFORE, in consideration of the aforesaid Statement of Purpose, the mutual terms, provisions, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1. DEFINITIONS.

1.1 Certain Definitions.  For the purposes of this Agreement, the following capitalized terms have the respective meanings set forth below:

“Accounting Principles” means generally accepted accounting principles (“GAAP”) in the United States (or any other country which the Investors may agree to in writing) as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants, as consistently applied.

“Affiliate” means, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, (i) Controls, (ii) is Controlled by or (iii) is under common Control with such Person.

“Applicable Law” means, as to any Person, any statute, law, rule, regulation, directive, treaty, judgment, order, decree or injunction of any Governmental Authority that is applicable to or binding upon such Person.

“Approval Authority” means the Ministry of Commerce of the People’s Republic of China (or its local branch office with competent authority and jurisdiction) and the Wuhu City, Anhui Province government (and its relevant departments).

“Board” means the Board of Directors of Hong Kong Holdco.

“Business Day” means a day on which commercial banks in Hong Kong generally are open to conduct their regular banking business.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through the ownership of securities, by contract, or otherwise).

“Director” means a member of the Board.

“Effective Date” means the date set forth in the first paragraph of this Agreement.

“Encumbrance” means any lien, mortgage, deed of trust, pledge, collateral assignment, security interest, hypothecation, option, right of first refusal or other encumbrance.

“Entity” means a corporation, partnership, limited liability company, firm or other business association or entity.

“Fiscal Year” means the twelve (12) month period ending June 30 of each year, or such other fiscal year as the Board may designate from time to time.

“Governmental Authority” means any domestic or foreign government, governmental authority, court, tribunal, agency or other regulatory, administrative or judicial agency, commission or organization, and any subdivision, branch or department of any of the foregoing.

“Interests” means the equity interests of Hong Kong Holdco.

“IPO” means an initial public offering on a nationally recognized securities exchange.

“Investor” means a Person that owns Interests in Hong Kong Holdco.  A list of the initial Investors is set forth on Exhibit A, which may be amended from time to time.

“Joint Venture Agreement” means that certain Joint Venture Agreement entered into by (i) Hong Kong Holdco and (ii) Anhui Xinrui Investment Co., Ltd. a Chinese limited liability company.

“Party” and “Parties” are defined in the opening paragraph of this Agreement.

“Percentage Ownership Interest” means the percentage of Interests of Hong Kong Holdco owned by a particular Investor, as set forth on Exhibit A, as may be amended from time to time.

“Person” means a natural individual, Governmental Authority or Entity.

“PowerSav Change of Control” means any one, or a series of any one, of the following: (i) a merger, consolidation, security exchange, issuance or sale of equity securities or other reorganization of, or involving, PowerSav pursuant to which PowerSav’s interest holders (determined immediately prior to the time at which such transaction is effected) collectively have beneficial ownership of less than 51% of the total outstanding ownership interest of PowerSav, or comparable equity securities of the surviving entity if PowerSav is not the surviving entity, immediately following such transaction; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions), of all or substantially all of the assets of PowerSav; (iii) the interest holders’ or board’s approval of any plan or proposal for the liquidation or dissolution of PowerSav or (iv) PowerSav’s submission or becoming subject to any bankruptcy proceeding, the appointment of a trustee, custodian or conservator or any other similar voluntary or involuntary creditors’ right proceeding.

“Pro Rata” means in proportion to the Investors’ respective Percentage Ownership Interests.

“Transfer” means, as a noun, the transfer of legal, beneficial or equitable ownership by sale, exchange, assignment, gift, donation, grant or other transfer of any kind, whether voluntary or involuntary, including transfers by operation of law or legal process.  As a verb, the term means the act of making any Transfer.

1.2 Other Definitions.  Terms not otherwise defined, but used, herein that are defined in the Joint Venture Agreement shall have the same meaning as in the Joint Venture Agreement when used in this Agreement, unless the context otherwise requires.

2. GENERAL HONG KONG HOLDCO INFORMATION.

2.1 Hong Kong Holdco, Generally.  The name of Hong Kong Holdco is ZBB PowerSav Holdings Limited.  Hong Kong Holdco’s principal office shall be located in such location as may be determined, from time to time, by the Board.

2.2 Investors, Generally.  Exhibit A hereto, which may be amended from time to time by the Board, as required, sets forth the following information pertaining to each of the initial Investors: (i) the name of the Investor, (ii) the address of the principal office of the Investor, (iii) information for the legal representative of the Investor, (iv) the committed registered capital of the Investor and (v) the Percentage Ownership Interest of the Investor.

3. COMPANY STRUCTURE.

3.1 Purpose.  The purpose of Hong Kong Holdco is to engage in any lawful business for which a limited liability company may be organized under Applicable Laws, as determined from time to time by the Investors; provided, however, that any such business must be conducted in accordance with the terms and conditions of this Agreement.

3.2 Structure.  Hong Kong Holdco shall be formed as a Hong Kong limited liability company.  The liability of any Investor with respect to Hong Kong Holdco shall be limited to the amount of such Investor’s respective registered capital contribution made to Hong Kong Holdco pursuant to this Agreement and no Investor shall have any liability to Hong Kong Holdco or any third party in excess of such Investor’s registered capital contribution.  The Investors shall share the profits, risks and losses in proportion to their respective registered capital contributions, which are set forth on Exhibit A.

3.3 Limitations on Liability and Capital Contributions.  Except as otherwise provided herein, required by Applicable Laws or provided in a prior written consent of all Investors that specifically references this Section 3.3, no Investor (or former Investor), as such, shall be (a) bound by, or be personally liable for, the liabilities or obligations of Hong Kong Holdco or other Investors or (b) required to lend any funds to, or provide any guarantees or credit enhancements on behalf of, Hong Kong Holdco.  No Investor shall have any obligation to make contributions to the capital of Hong Kong Holdco, except capital contributions required pursuant to the provisions hereof.

4. OWNERSHIP OF HONG KONG HOLDCO.

4.1 Registered Capital.  The initial registered capital of Hong Kong Holdco shall be Three Million Two Hundred Thousand US Dollars (USD $3,200,000) (“Registered Capital”), which will be contributed by the Parties in the amounts set forth on Exhibit A.  The Parties agree that (i) adjustments may need to be made to the amount of the initial registered capital to be contributed by each Party based on the currency exchange rate in effect at the time of the Parties’ respective contributions and (ii) such adjustments shall not affect the Percentage Ownership Interests of the Investors, as set forth on Exhibit A.

4.2 Use of Registered Capital.  The registered capital of Hong Kong Holdco shall be used for making capital contributions to the Company, as agreed by Hong Kong Holdco through the approval of the Board pursuant to Section 6.6(iii) hereof, and such other purposes as deemed appropriate by the Board, from time to time.

4.3 Payment Schedule of Initial Registered Capital Contributions.  Each of the Investors shall pay its corresponding portion of the initial registered capital of Hong Kong Holdco as follows:

(a) First Installment.  The Investors shall contribute the respective amounts listed below within thirty (30) days following the issuance of the Business License to the Company by the Approval Authority:

(i)
ZBB Energy (1) shall contribute to Hong Kong Holdco an aggregate amount in cash of Two Hundred Thousand US Dollars (USD $200,000) and (2) for the purposes of this Agreement and calculating the Percentage Ownership Interests of the Investors hereunder only, will be credited with an additional contribution of Four Million Three Hundred Thousand US Dollars (USD $4,300,000) for the intellectual property rights granted to the Company by ZBB Energy Corporation, a Wisconsin corporation that is an Affiliate of ZBB Energy; and

(ii)	PowerSav shall contribute to Hong Kong Holdco an aggregate amount in cash of One Million Five Hundred Thousand US Dollars (USD $1,500,000).

(b) Second Installment.  PowerSav shall contribute to Hong Kong Holdco an aggregate amount in cash of One Million Five Hundred Thousand US Dollars (USD $1,500,000) no later than June 1, 2012; provided, however, that if the Board determines in accordance with the terms hereof that such second installment (or portion thereof) is needed prior to June 1, 2012, PowerSav shall make such second installment (or portion thereof) to Hong Kong Holdco as directed by the Board.

4.4 Additional Capital Contributions.  In addition to the capital contributions referenced in Section 4.3 above, the Investors agree to make additional capital contributions to Hong Kong Holdco, on a Pro Rata basis, to Hong Kong Holdco in such amounts as the Board unanimously determines to be necessary, from time to time, in order to conduct Hong Kong’s business, maintain Hong Kong Holdco’s assets or discharge Hong Kong Holdco’s liabilities.

4.5 Distribution of Net Profits.  Subject to any restrictions imposed by Applicable Law, Hong Kong Holdco will distribute the net profits Hong Kong Holdco receives to the Investors on a Pro Rata basis.  The distribution of net profits, in each instance, will be subject to (a) the approval of the Board, (b) the establishment of reasonable reserves and (c) the payment of any associated fees and taxes.

4.6 Distribution of Fees Received under the Company Services Agreement.  Hong Kong Holdco and the Company intend to enter into a management services agreement (the “Company Services Agreement”) as soon as commercially practicable, under the terms of which Hong Kong Holdco (a) receives a service fee in an amount equal to five percent (5%) of the net sales revenue of the Company and (b) such percentage is reduced to three percent (3%) if the Company does not conclude an IPO within the first five (5) years immediately following the effective date of the Company Services Agreement.  The Investors agree that all amounts paid to Hong Kong Holdco under the Company Services Agreement will be distributed to the Investors on a Pro Rata basis (except as otherwise determined by the Board pursuant to Section 6.6 of this Agreement); provided, however, that if the Company does not conclude an IPO within the first five (5) years immediately following the effective date of the Company Services Agreement, then all such amounts paid to Hong Kong Holdco by the Company under the Company Services Agreement shall be distributed solely to ZBB Energy.

5. OPERATIVE AGREEMENTS; VOTING AGREEMENT.

5.1 Other Operative Agreements.  As of the Effective Date, Hong Kong Holdco and ZBB Energy shall enter into that certain Management Services Agreement, as set forth on Exhibit B hereto.

5.2 Voting Agreement; Operation of Hong Kong Holdco.  Each Investor agrees (a) to hold all of the Interests of Hong Kong Holdco registered in its name or beneficially owned by such Investor as of the Effective Date (and any and all other Interests of Hong Kong Holdco legally or beneficially acquired by such Investor after the Effective Date) in accordance with the terms and conditions of this Agreement; (b) to vote such Interests in accordance with the provisions of this Agreement and (c) to cause the Directors nominated by such Investor, within the bounds of the fiduciary duties of the Directors to Hong Kong Holdco under this Agreement or Applicable Law, to vote to effect the terms hereof.

6. BOARD OF DIRECTORS.

6.1 Composition of the Board of Directors.

(a) Initial Composition; Term.  Hong Kong Holdco shall be managed by the Board in accordance with this Agreement and Applicable Law.  The Board shall initially consist of three (3) Directors, of which (i) ZBB Energy shall appoint two (2) Directors and (ii) PowerSav shall appoint one (1) Director.  The initial Directors appointed by the Parties are set forth on Exhibit C.  Any change to the number, or representative composition, of Directors shall require the unanimous vote of the Investors, as set forth in Section 7.4.  The Directors shall serve for such term, or terms, as the Investors shall determine, from time to time.

(b) Removal; Vacancies.  Each Director shall remain in office until such Director’s death, disability, retirement resignation or removal.  In the event of a vacancy on the Board (as a result of the death, disability, retirement, resignation or removal of the Director, or otherwise), the Investor that appointed such Director shall be entitled to appoint a replacement Director.  At any time the Investors must elect a Director, the Investors shall vote all of their respective Interests so as to elect the Director appointed by the applicable Investor in accordance herewith.

6.2 Removal; Reappointment of Directors.  Any Director may be removed for cause in accordance with the applicable provisions of this Agreement and Applicable Law; provided, however, that any Investor proposing to remove any Director for cause shall first consult with the other Investors so that the Investors may, in good faith, attempt to resolve the matter without a formal vote.  In addition, any vote taken to remove any Director elected pursuant to Section 6.1, or to fill any vacancy created by the death, disability, retirement, resignation or removal of a Director elected pursuant to Section 6.1, shall also be subject to the provisions of this Section 6.2.  In the event of the death, disability, retirement, resignation or removal of any Director (a “Former Director”), and pending the replacement of such Former Director, the remaining members of the Board shall give effect to the vote of the other Directors appointed by the same Investor as if the Former Director still served on the Board and had cast such Director’s vote in the same way as such other Directors.

6.3 Board Meetings.

(a) Convention of Meetings.  Any single Director shall have the authority to convene a meeting of the Board.  The Board shall meet at least monthly (or as often as the business may require) and written notice of each Board meeting shall be given no less than thirty (30) Business Days in advance of the proposed meeting (which period may be waived by Directors sufficient to represent a quorum under the terms hereof, either through a written waiver or by actual attendance, without objection, at such Board meeting).

(b) Participation by Other Means.  Members of the Board may participate in any meeting of the Board, or any committee of the Board, by any means permitted under Applicable Law, including by videoconference or teleconference.

(c) Conduction of Meetings.  Board meetings shall be conducted in English and minutes of each meeting shall be prepared by Hong Kong Holdco in English and distributed to each Director promptly following such meeting.  Proposals or reports brought before any Board meeting for information or action (including, without limitation, Hong Kong Holdco’s financial statements) shall be prepared in English.  ZBB Energy shall designate a Director to serve as the “Chairman” of the Board, who shall preside over all meetings of the Board.  The initial Chairman of the Board is the person so appointed and set forth on Exhibit C.

(d) Reimbursements.  Each Director shall be reimbursed by Hong Kong Holdco for coach class airfare, hotel and food expenses related to such Director’s attendance at Board meetings; provided, that such expenses shall be properly documented, with receipts provided to Hong Kong Holdco, and the associated reimbursements shall be subject to such policies as may be imposed by the Board, from time to time.

6.4 Board Quorum; Resolutions.  A quorum shall be deemed to exist for the purposes of Board action as long as at least two (2) of the members of the Board are present, including at least one (1) Director appointed by each Investor; provided, that all Directors have received notice of such meeting as is required by Applicable Law and the terms of Section 6.3.  Except as provided herein, including in Section 6.6, any action, determination or resolution of the Board shall require the affirmative vote of a majority of the Directors at a duly constituted meeting of the Board.

6.5 Action by the Board without a Meeting.  Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting, if a proposed written consent, setting forth the action so taken or to be taken (i) is sent to all Directors, (ii) is signed by the number of Directors needed to approve such action and (iii) once signed, is delivered to the Board.  Action taken under this Section shall be effective when all of the Directors needed to approve such action have signed the proposed written consent or counterpart thereof, unless the written consent specifies that it is to be effective as of an earlier or later date and time.  Such a written consent shall have the same force and effect as if the subject matter was voted upon at a duly called and constituted meeting of the Board and may be described as such in any document or instrument.

6.6 Board Unanimous Approval Rights.  Notwithstanding any other provision of this Agreement, the affirmative vote of all of the members of the Board shall be required for any of the following Hong Kong Holdco actions:

(i)
the borrowing of or the incurrence of any indebtedness by Hong Kong Holdco or the granting by Hong Kong Holdco of any liens (other than those arising by the operation of law) or Encumbrances on a material amount of Hong Kong Holdco’s assets;

(ii)	amendment of the constitutive documents of Hong Kong Holdco;

(iii)	additional capital contributions to be made by Hong Kong Holdco to the Company;

(iv)	increase, decrease or transfer of the registered capital of Hong Kong Holdco;

(v)	merger of Hong Kong Holdco with another Entity;

(vi)	reorganization of Hong Kong Holdco into several Entities;

(vii)	the issuance of additional Interests, or securities convertible into shares, in Hong Kong Holdco; or

(viii)	the filing of a voluntary winding up petition by, or the liquidation or dissolution of, Hong Kong Holdco.

6.7 Deadlock.  In the event that (a) the Board is deadlocked with an equal number of votes in favor and opposed on any matter requiring majority approval, or (b) any action requiring unanimous approval of the Board fails to pass and such action is necessary for the immediate continued operation of Hong Kong Holdco or the Company, then the chief executive officers of ZBB Energy and PowerSav shall confer over a thirty (30) day period in an attempt to resolve the deadlock.  If such discussions do not resolve the deadlock, then the Parties shall proceed with the dispute resolution procedures set forth in Section 16.2 below; provided, however, that either Party may elect alternatively to exercise its rights pursuant to Section 12.6(c) if such mediation is unsuccessful within a succeeding sixty (60) day period.

7. INVESTORS.

7.1 Meetings.

(a) Convention of Meetings.  The Board may call for meetings of the Investors at such times as it determines to be necessary or appropriate and shall call a meeting upon the written request of any single Investor.  An Investor requesting a meeting must sign the request, deliver the same to the Board and specify therein the purposes of the proposed meeting.  There shall be no requirement that annual or other periodic meetings of the Investors be held.  The Board shall give all Investors notice stating the date, time and place of a meeting of the Investors, which date shall not be less than fifteen (15) Business Days after the date such notice is given (which period may be waived by the Investors sufficient to represent a quorum under the terms hereof, either through a written waiver or by actual attendance, without objection, at such meeting of the Investors).

(b) Participation by Other Means.  Investors may participate in any meeting of the Investors, by any means permitted under Applicable Law, including by videoconference or teleconference.

(c) Conduction of Meetings.  Meetings of the Investors shall be conducted in English and minutes of each meeting shall be prepared by Hong Kong Holdco in English and distributed to each Investor and the Board promptly following such meeting.  Proposals or reports brought before any meeting of the Investors for information or action (including, without limitation, Hong Kong Holdco’s financial statements) shall be prepared in English.  The Chairman of the Board shall preside over meetings of the Investors.

7.2 Voting Rights; Actions of the Investors; Quorum.  Each Investor shall be entitled to vote, and to cast a number of votes equal to the product of (i) one hundred (100) multiplied by (ii) that Investor’s Percentage Ownership Interest (for the avoidance of doubt, the Investors have an aggregate of one hundred (100) votes) on any matter submitted to a vote of the Investors in accordance with applicable provisions of this Agreement and Applicable Law.  A quorum shall be deemed to exist for purposes of Investor action as long as two (2) individual Investors are present.  Except as provided herein, any action, determination or resolution of the Investors shall require the majority vote of the Investors at a duly constituted meeting of the Investors.

7.3 Action by the Investors without a Meeting.  Any action required or permitted to be taken at a meeting of the Investors may be taken without a meeting, if a proposed written consent, setting forth the action so taken or to be taken (i) is sent to all Investors, (ii) is signed by the Investors holding the number of Interests needed to approve the action and (iii) once signed, is delivered to the Board.  Action taken under this Section shall be effective when all of the Investors needed to approve such action have signed the proposed written consent or counterpart thereof, unless the written consent specifies that it is to be effective as of an earlier or later date and time.  Such a written consent shall have the same force and effect as if the subject matter was voted upon at a duly called and constituted meeting of the Investors and may be described as such in any document or instrument.

7.4 Investor Unanimous Approval Rights.  Notwithstanding any other provision of this Agreement, the affirmative vote of all of the Interests held by the Investors shall be required to change the number (or representative composition) of Directors on the Board of Directors.

7.5 Investor Supermajority Rights.  Notwithstanding any other provision of this Agreement, the affirmative vote of Investors holding at least eighty (80) votes (as described in Section 7.2 hereof) shall be required for any of the following Hong Kong Holdco actions:

(i)
the borrowing of or the incurrence of any indebtedness by Hong Kong Holdco or the granting by Hong Kong Holdco of any liens (other than those arising by the operation of law) or Encumbrances on a material amount of Hong Kong Holdco’s assets;

(ii)	the amendment of the constitutive documents of Hong Kong Holdco;

(iii)	the issuance of additional Interests, or securities convertible into shares, in Hong Kong Holdco; or

(iv)	the filing of a voluntary winding up petition by, or the liquidation or dissolution of, Hong Kong Holdco.

7.6 Deadlock.  In the event that (a) the Investors are deadlocked with an equal number of votes in favor and opposed on any matter requiring majority approval, or (b) any action requiring supermajority or unanimous approval of the Investors fails to pass and such action is necessary for the immediate continued operation of Hong Kong Holdco or the Company, then the chief executive officers of ZBB Energy and PowerSav shall confer over a thirty (30) day period in an attempt to resolve the deadlock.  If such discussions do not resolve the deadlock, then the Parties shall proceed with the dispute resolution procedures set forth in Section 16.2 below provided, however, that either Party may elect alternatively to exercise its rights pursuant to Section 12.6(c) if such mediation is unsuccessful within a succeeding sixty (60) day period.

8. OFFICERS.

8.1 Appointment and Term of Office.  The officers of the Company (a) shall consist of the chief executive officer, chief financial officer and secretary and (b) may consist of other officers, all as may be appointed from time to time by the Board.  Such officers will hold office until the earlier of that officer’s death, resignation, retirement, disqualification, or removal from office by the Board and until that officer’s successor has been duly elected and qualified.  The same person may hold two or more offices.

8.2 Removal.  Any officer appointed hereunder may be removed from office at any time by the Board, with or without cause.  Such removal will be without prejudice to the contract rights, if any, of the person so removed.  Election or appointment of an officer will not of itself create contract rights.

8.3 Vacancies.  Any vacancy in an officer position shall be filled by the Board.

8.4 Compensation.  The compensation of all officers of Hong Kong Holdco shall be determined by the Board and may be altered by the Board from time to time, except as otherwise provided by contract, and no officer shall be prevented from receiving such compensation by reason of the fact such officer is also a Director.  All officers shall be entitled to be paid or reimbursed for all costs and expenditures incurred in conjunction with carrying out Hong Kong Holdco’s business.

8.5 Powers and Duties.  Officers shall have such powers and duties as are provided herein and as may otherwise be established or delegated to them, from time to time, by the Board.  The officers of Hong Kong Holdco shall possess such powers and duties as customarily are associated with their respective offices, subject to the general direction and supervision of the Board.  Such powers and duties will include the following:

(a) Chief Executive Officer.  Except as otherwise provided herein, Hong Kong Holdco’s day-to-day operations will be managed by the chief executive officer of Hong Kong Holdco.  The person holding the office of chief executive officer also shall perform, under the direction and subject to the control of the Board, such other duties as may be assigned by the Board, from time to time.

(b) Chief Financial Officer.  The chief financial officer shall be the principal accounting and financial officer of Hong Kong Holdco and will have active control of, and shall be responsible for, all matters pertaining to the accounts and finances of Hong Kong Holdco.  The chief financial officer will have charge of Hong Kong Holdco funds and securities and will keep a record of the property and indebtedness of Hong Kong Holdco.  The chief financial officer shall be prepared at all times to give information as to the condition of Hong Kong Holdco and shall make a detailed annual report of the entire business and financial condition of Hong Kong Holdco.  The person holding the office of chief financial officer shall also perform, under the direction and subject to the control of the Board, such other duties as may be assigned by the Board, from time to time.

(c) Secretary.  The secretary shall give notice to, attend, and keep the minutes of all of the proceedings at all meetings of the Board and the Investors and will be the custodian of such minutes and all other legal records of Hong Kong Holdco.  The secretary will see that all notices required to be given to the Directors and the Investors are duly given in accordance with this Agreement or as required by Applicable Law.  It shall also be the duty of the secretary to keep a ledger, in which shall be correctly recorded all transactions pertaining to the Interests of Hong Kong Holdco.  The person holding the office of secretary also shall perform, under the direction and subject to the control of the Board, such other duties as may be assigned by the Board, from time to time.

(d) Other Officers.  The Board may appoint such other officers, with such titles, powers, duties and compensation, as they may deem necessary for the conduct of the business of Hong Kong Holdco.  In addition, the Board may authorize the chief executive officer or other officers to appoint such agents or employees, as the Board deems necessary for the conduct of the business of Hong Kong Holdco.

9. ANNUAL BUDGETS; FINANCIAL AND OTHER RECORDS.

9.1 Annual Budgets.  The Parties shall agree upon annual budgets for Hong Kong Holdco not later than (i) with respect to the first annual budget of Hong Kong Holdco, prior to the formation of Hong Kong Holdco and (ii) with respect to each set of subsequent annual budgets, not later than thirty (30) days prior to the start of the next fiscal year of Hong Kong Holdco.

9.2 Accounting and Management Information Systems.  In the conduct of its business, Hong Kong Holdco shall pursue a policy of adopting and maintaining accounting and management information systems that facilitate Hong Kong Holdco’s compliance with the Reporting Requirements (as defined below), the Accounting Principles and are otherwise consistent with sound business practices and corporate governance in the context of Hong Kong Holdco’s business and operations.

9.3 Financial Statements, Accounting and Other Reports.  Hong Kong Holdco shall cause the following financial statements to be prepared in accordance with the Accounting Principles and provided to each Investor (the following requirements being referred to collectively as the “Reporting Requirements”):

(a) Annual Financial Statements.  As soon as available, but in any event within forty five (45) days after the end of each Fiscal Year, a copy of the annual financial statements of Hong Kong Holdco, prepared in accordance with the Accounting Principles, including, a balance sheet, income statement, statement of cash flows and statement of the Investors’ equity as of the end of the Fiscal Year, setting forth in each case in comparative form the figures for the previous year, and audited and certified by Hong Kong Holdco’s accounting firm.

(b) Quarterly Financial Statements.  As soon as available, but in any event within thirty (30) days after the end of each fiscal quarter, a copy of Hong Kong Holdco’s unaudited financial statements for such fiscal quarter including a balance sheet, income statement, statement of cash flows and statement of the Investors’ equity as of the end of such quarter, setting forth in comparative form the figures for the corresponding quarter in the previous Fiscal Year, and certified by the chief financial officer of Hong Kong Holdco as being fairly stated in all material respects (subject to normal year-end audit adjustments).

(c) Quarterly Management Reports.  On a quarterly basis, Hong Kong Holdco’s management shall report to the Board: (i) Hong Kong Holdco’s current business objectives and compliance with any business plan then in effect, (ii) notice of any new clients, and (iii) such other reasonable information as the Board may request.

9.4 Right of Inspection.  During the regular office hours at the location of Hong Kong Holdco, and upon reasonable notice to Hong Kong Holdco, each Investor shall have (a) full access to all properties, books of account and records of Hong Kong Holdco; (b) the right to make copies from such books and records at such Investor’s own expense and (c) the right to discuss with Hong Kong Holdco’s executive officers the affairs, finances and accounts of Hong Kong Holdco.  Any information obtained by an Investor through exercise of rights granted under this Section shall, to the extent constituting Confidential Information hereunder, be subject to the confidentiality provisions set forth in Section 13.  Any Investor having rights under this Section shall also have the right to confer, upon reasonable notice and during normal business hours, with the auditors of Hong Kong Holdco, and with the accounting firm which has prepared or is preparing any of the financial statements required to be delivered by Hong Kong Holdco, as a part of the Reporting Requirements and Hong Kong Holdco shall grant, or use commercially reasonable efforts to provide for, any permission requested by such auditors to permit such conferences to take place.

10. INSURANCE; INDEMNIFICATION.

10.1 Liability.  To the fullest extent permitted by Applicable Law, each Director and officer of Hong Kong Holdco shall not be personally liable to Hong Kong Holdco or the Investors for monetary damages for breach of any duty owed as a Director or officer of Hong Kong Holdco, and Hong Kong Holdco’s constitutive documents shall so provide.

10.2 Indemnification of Directors and Officers.

(a) Generally.  Except to the extent limited hereunder, each Director or officer of Hong Kong Holdco (each a “Company Representative”)who is made a party or is threatened to be made a party to or is involved in any proceeding by reason of the fact that such Company Representative, or the legal representative of such Company Representative, is or was a Company Representative, shall be indemnified and held harmless by Hong Kong Holdco to the fullest extent authorized by Applicable Law, as the same exists or may hereafter be amended (but, in case of any such amendment, only to the extent that such amendment permits Hong Kong Holdco to provide broader indemnification rights than said law permitted Hong Kong Holdco to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a Company Representative, and shall inure to the benefit of such Company Representative’s heirs, executors and administrators.  The right to indemnification conferred herein shall be a contract right based upon an offer from Hong Kong Holdco, which offer shall be deemed to be accepted by such person’s service or continued service as a Company Representative.  Hong Kong Holdco may, by action of the Board, provide indemnification to employees or agents of Hong Kong Holdco, to the extent permitted by Applicable Law, with the same scope and effect as the foregoing indemnification of Company Representatives.

(b) Limitations.  Notwithstanding the foregoing, the provisions of 10.2(a) shall not eliminate or limit the liability of, or provide indemnity to, a Company Representative for or in connection with any act, inaction or omission of such Company Representative that (i) constitutes a breach by Company Representative of that Company Representative’s duties of loyalty or care to Hong Kong Holdco or the Investors (other than as expressly excepted under this Agreement; (ii) was detrimental to Hong Kong Holdco and not in good faith; (iii) involved intentional misconduct or a knowing violation of the law; (iv) clearly was in conflict with the interests of Hong Kong Holdco or (v) results in such Company Representative deriving an improper personal benefit.  The right to indemnification conferred in this Section 10.2 shall not be exclusive of any other right that a Company Representative may have or hereafter acquire under law or equity, provision of this Agreement or otherwise.

10.3 Indemnification of the Investors.

(a) Generally.  To the extent permitted by law, Hong Kong Holdco will indemnify and hold harmless each Investor, the partners, officers and directors of each Investor and each person, if any, who Controls such Investor (each an “Indemnified Party”) against all liability, loss, damage, penalty, action, claim, judgment, settlement, cost and expense of any kind or nature whatsoever (including all reasonable attorneys’ fees) (collectively referred to as “Losses”) that arise under applicable securities laws, that in any way relate to, or arise out of, or are alleged to relate to or arise out of any of the following statements, omissions or violations (collectively a “Violation”) by Hong Kong Holdco: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or otherwise; (ii) the omission or alleged omission to state therein a material fact required to be stated therein or otherwise, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by Hong Kong Holdco of any applicable securities laws; and Hong Kong Holdco will pay to each such Indemnified Party any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such Loss; provided, however, that the indemnity agreement contained in this Section 10.3 shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of Hong Kong Holdco, which consent shall not be unreasonably withheld, nor shall Hong Kong Holdco be liable in any such case for any such Loss to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with any registration of Hong Kong Holdco’s Interests by such Indemnified Party.

(b) Indemnity Claims. Promptly after receipt by an Indemnified Party under this Section 10.3 of notice of the commencement of any action (including any governmental action), such Indemnified Party will, if a claim in respect thereof is to be made against Hong Kong Holdco under this Section 10.3, deliver to Hong Kong Holdco a written notice of the commencement thereof and Hong Kong Holdco shall have the right to participate in, and, to the extent Hong Kong Holdco so desires, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by Hong Kong Holdco, if representation of such Indemnified Party by the counsel retained by Hong Kong Holdco would be inappropriate due to actual or potential differing interests between such Indemnified Party and Hong Kong Holdco.  The failure to deliver written notice to Hong Kong Holdco within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve Hong Kong Holdco of any liability to the Indemnified Party under this Section 10.3, but the omission so to deliver written notice to Hong Kong Holdco will not relieve it of any liability that it may have to any Indemnified Party otherwise than under this Section 10.3.

(c) Unavailability of Indemnification.  If the indemnification provided for under this Section 10.3 is held by a court of competent jurisdiction or by an arbitral tribunal to which an Indemnified Party has submitted the matter to be unavailable to an Indemnified Party with respect to any Losses referred to herein, Hong Kong Holdco, in lieu of indemnifying such Indemnified Party thereunder, shall to the extent permitted by Applicable Law contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of Hong Kong Holdco on the one hand and of the Indemnified Party on the other in connection with the Violations that resulted in such Loss, as well as any other relevant equitable considerations.  The relative fault of Hong Kong Holdco and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by Hong Kong Holdco or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by an Investor hereunder exceed the registered capital contributed by such Investor.

10.4 Advancement.  Hong Kong Holdco shall reimburse, promptly following request therefor, all reasonable expenses incurred by a Person indemnified by Hong Kong Holdco pursuant to Section 10.2 or 10.3 hereof (an “Indemnitee”) in connection with any threatened, pending or completed action, suit, arbitration, investigation or other proceeding (“Claim”) arising out of, or relating to the matters identified in this Article 10; provided, however, that prior to such advancement, the Indemnitee shall have agreed in writing (determined to be sufficient by the Board to protect the interests of Hong Kong Holdco) to repay such advancement in connection with acts, conduct or omissions as to which it shall be determined by a court of competent jurisdiction or an arbitrator that such Indemnitee engaged in intentional misconduct or in a knowing and culpable violation of the law.

10.5 Insurance.  Hong Kong Holdco shall obtain and maintain, and will continue to maintain at all times during the terms of this Agreement, the insurance listed below, in commercially reasonable amounts, at its own expense, from an insurer that is A.M. Best Company rated A- or higher.  Any such policy shall be endorsed to name specifically each of the Parties and their respective subsidiaries, affiliates, successors and assigns as additional insureds.  Hong Kong Holdco shall provide any certificate of insurance to the Parties upon request and all such certificates shall indicate that thirty (30) days prior written notice to the Parties of cancellation or non-renewal is required:

(a) General liability insurance;

(b) Product liability insurance;

(c) Errors & omissions insurance; and

(d) Director & officer insurance, to protect Hong Kong Holdco and its Directors and officers, against any such expense, liability or loss, whether or not Hong Kong Holdco would have the power to indemnify such person against such expense, liability or loss under this Agreement.

11. COMPLIANCE WITH LAWS.

11.1 General.  In the conduct of its business, Hong Kong Holdco shall comply with all Applicable Laws and maintaining all franchises, permits, licenses and similar authorities necessary for the conduct of its business; provided further, that Hong Kong Holdco shall comply with all statutes, laws, rules, regulations, directives, treaties, judgments, orders, decrees or injunctions of any Governmental Authority that are applicable to ZBB Energy Corporation, a Wisconsin corporation that is the parent of ZBB Cayman Corporation, as a publicly-traded U.S. company, including without limitation relevant provisions of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the Dodd–Frank Wall Street Reform and Consumer Protection Act, to the extent reasonably requested by ZBB Energy.

11.2 Anti-Corruption.  Neither Hong Kong Holdco, nor any of its Directors, officers, employees, agents or other Person associated with or acting for or on behalf of Hong Kong Holdco, will take any action that would cause Hong Kong Holdco to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar state or local Applicable Law, the Anti-Kickback Act of 1986 or any state or local/municipality anti-kickback Applicable Law, Applicable Laws restricting the payment of contingent fee arrangements, or any Applicable Laws of similar effect.

12. TRANSFERS AND SALES OF INTERESTS

12.1 Transfers of Interests

(a) General Restriction on Transfers.  Except to the extent otherwise explicitly provided in this Section 12 or Section 17.1, no Investor shall Transfer (or create or suffer to exist any Encumbrance against) all or any portion of that Investor’s Interest, except with the advance approval of all Investors.  Such approval may specify the rights and obligations the transferee shall have, including whether the proposed transferee is to be admitted as a full substituted Investor.  The grant or denial of an Investor’s approval for a proposed Transfer or Encumbrance may be made in such Investor’s sole and absolute discretion.

(b) Rights and Obligations of Substituted Investor.  A substituted Investor shall have all the rights and powers, and shall be subject to all the restrictions and liabilities, of the Transferring Investor (as defined below), relative to such transferred Interest.

(c) Continuing Obligations of Transferor.  Any Transferring Investor (as defined below) who Transfers all of such Investor’s Interest shall cease to be an Investor; provided, however, that such Transfer, without more, shall not release the Transferring Investor from any liability with respect to the transferred Interest or any other obligation that such Transferring Investor may have to Hong Kong Holdco.

12.2 Unauthorized Transfers.  Any purported Transfer or Encumbrance of an Interest of any Investor that does not comply with the conditions set forth in this Section 12 shall be null, void and of no effect.

12.3 Withdrawal of an Investor.  An Investor shall have no right to withdraw, dissociate withdraw such Investor’s registered capital from Hong Kong Holdco.

12.4 Transfers Pursuant to a Bona Fide Offer; Rights of First Refusal.

(a) Notice of Bona Fide Offer.  Notwithstanding the general restrictions on Transfers in Section 12.1, if an Investor desires to Transfer all or any portion of that Investor’s Interest pursuant to a Bona Fide Offer (as defined below) made to that Investor by a third-party, and such Investor is unable to obtain the approval of the other Investors to such Transfer, as provided in Section 12.1(a) above, then such Investor desiring to so transfer (a “Transferring Investor”) shall give written notice thereof (which shall include a copy of such bona fide offer) to the other Investors (the “Receiving Investors”).  As used herein, the term “Bona Fide Offer” means a legally binding offer made in good faith (in writing) by a third party, who the Transferring Investor reasonably believes has the financial means to consummate the proposed Transfer, which offer includes (i) the Interests to be transferred; (ii) the name and address of the proposed transferee; (iii) in the case of a proposed transferee that is an entity (i.e., not a natural Person), the identity of all direct and indirect owners of the proposed transferee; (iv) the proposed consideration for the Transfer and (v) the other terms of the proposed Transfer.

(b) Receiving Investors’ Right of First Refusal.  The Receiving Investors shall have the right to purchase all, but not less than all, of the subject Interest from the Transferring Investor on the terms and conditions contained in the Bona Fide Offer.

(c) Exercise of Right of First Refusal; Closing. The Receiving Investors shall have sixty (60) calendar days from the date of receipt of the notice referenced in Section 12.4(a) (the “Election Period”) to elect to exercise their purchase rights by sending written notice thereof to the Transferring Investor.  Those Receiving Investors exercising said purchase right (the “Electing Investors”) may divide the Interests to be purchased by them in any amounts or proportions that they may mutually agree upon.  In the event that they cannot or do not agree upon the Interests to be purchased by each, then each such Electing Investor shall purchase that percentage of the subject Interests proportionate to that Electing Investor’s respective Interest relative to the aggregate Interests of all Electing Investors.  The Electing Investors must purchase all of the Interests described in the Bona Fide Offer.  The closing of such a purchase shall occur at a date, time and place determined by the Electing Investors, which date shall be no later than thirty (30) days following the end of the Election Period.

(d) Transfer to Third-Party Transferee.  If the Receiving Investors do not elect to purchase all of the Interests within the Election Period, then the Receiving Investors shall have no right to purchase any of the Interests, and the Transferring Investor may Transfer, within a period of thirty (30) calendar days beginning at the end of the Election Period, all of the Interests described in the Bona Fide Offer to the proposed third-party transferee on the terms and conditions contained in the Bona Fide Offer; provided, however, that the proposed third-party transferee must have delivered to Hong Kong Holdco, prior to such Transfer, an agreement, in form and substance reasonably satisfactory to the Investors, duly executed by the proposed third-party transferee, under the terms of which such third-party transferee joins in the execution of this Agreement, becomes a substituted Investor and agrees to be bound by all of the terms and provisions of this Agreement.  If the Transferring Investor does not Transfer such Interests by the end of such thirty (30) day period, the subject Interests, and the Interest represented thereby, shall again become subject to the restrictions of this Agreement, as though they had never been so offered.

12.5 Acknowledgment of Liquidity.  The Investors (a) acknowledge and agree that the provisions of this Agreement provide reasonable methods of exiting Hong Kong Holdco and an adequate means for obtaining liquidity with respect to their investment in Hong Kong Holdco and (b) agree not to assert any claim in any legal proceeding that the provisions of this Section 12 are unreasonable, unlawful or unenforceable.

12.6 Buy/Sell Provisions.

(a) ZBB Energy’s Put and Call Rights.  Notwithstanding the foregoing, ZBB Energy shall have the right, at any time following any of the circumstances listed below upon written notice to PowerSav, to require PowerSav to (1) sell PowerSav’s Interests in Hong Kong Holdco to ZBB Energy or (2) purchase ZBB Energy’s Interests in Hong Kong Holdco:

(i)	a PowerSav Change of Control; or

(ii)	a material breach or default of this Agreement by PowerSav (a “PowerSav Breach”).

(b) PowerSav’s Put and Call Rights.  Notwithstanding the foregoing, PowerSav shall have the right, at any time at any time following a material breach or default of this Agreement by ZBB Energy (a “ZBB Energy Breach”), upon written notice to ZBB Energy, to require ZBB Energy to (1) sell ZBB Energy’s Interests in Hong Kong Holdco to PowerSav or (2) purchase PowerSav’s Interests in Hong Kong Holdco.

(c) Additional Put Right for Both Parties.  Either Party (the “Selling Party”) may require the other Party, upon written notice, to purchase the Selling Party’s Interest in Hong Kong Holdco following any of the following circumstances:

(i)
in the event of a deadlock by the Board that cannot be resolved or a failure to approve an action requiring a unanimous vote of the Directors, in any case with respect to a matter that seriously impairs Hong Kong Holdco or the Company’s operations; or

(ii)
in the event of a deadlock on an Investor vote that cannot be resolved or a failure to approve an action requiring a supermajority or unanimous vote of the Investors, in any case with respect to a matter that seriously impairs Hong Kong Holdco or the Company’s operations.

(d) Buy/Sell Arrangements.  The value of the Interests in Hong Kong Holdco being purchased under this Section 12.6 shall be determined as follows:

(i)
In the event that either ZBB Energy or PowerSav exercises its put right due to a PowerSav Breach or a ZBB Energy Breach, respectively, an amount equal to (i) one and one half (1.50) multiplied by (ii) the Interest Value (as defined below);

(ii)
In the event that either ZBB Energy or PowerSav exercises its call right due to a PowerSav Breach or a ZBB Energy Breach, respectively, an amount equal to (i) one half (.5) multiplied by (ii) the Interest Value (as defined below); or

(iii)
In all other cases (for example, if ZBB Energy exercises its put right due to a PowerSav Change in Control), an amount equal to the Interest Value.  For purposes hereof, the “Interest Value” shall mean the amount equal to the appraised value of Hong Kong Holdco, as determined by an independent third party mutually selected by the Parties, multiplied by a fraction equal to the percentage of equity interest represented by the Interest being sold.

The closing of any purchase or sale pursuant to this Section 12.6 shall occur at a date, time and place determined by the Investor initiating the same, which date shall be no later than thirty (30) days following the determination of the Interest Value.

13. CONFIDENTIALITY

Each Party (the "Receiving Party") undertakes to retain in confidence the terms of this Agreement and all other non-public information, technology, materials and know-how of the other Party (“Disclosing Party”) disclosed or acquired by the Receiving Party pursuant to or in connection with this Agreement that is either designated as proprietary and/or confidential or, by the nature of the circumstances surrounding disclosure, ought in good faith to be treated as proprietary and/or confidential ("Confidential Information"); provided, that each Party may disclose the terms and conditions of this Agreement to its immediate legal and financial consultants in the ordinary course of its business.  Neither Party may use any Confidential Information with respect to which it is the Receiving Party for any purpose other than to carry out the activities contemplated by this Agreement.  Each Party agrees to use commercially reasonable efforts to protect Confidential Information of the other Party, and in any event, to take precautions at least as great as those taken to protect its own confidential information of a similar nature.  Each Party will also notify the other promptly in writing if such Party learns of any unauthorized use or disclosure of any Confidential Information that it has received from the other Party, and will cooperate in good faith to remedy the occurrence to the extent reasonably possible.  The restrictions set forth in this Section do not apply to any information that: (a) was known by the Receiving Party without obligation of confidentiality prior to disclosure thereof by the other Party; (b) was in or entered the public domain through no fault of the Receiving Party; (c) is disclosed to the Receiving Party by a third party legally entitled to make the disclosure without violation of any obligation of confidentiality; (d) is required to be disclosed by applicable laws or regulations (but in that event, only to the extent required to be disclosed, and provided that the Disclosing Party is given the opportunity to review and redact the Agreement prior to disclosure); or (e) is independently developed by the Receiving Party without reference to any Confidential Information of the other Party.  Upon request of the Disclosing Party, the Receiving Party will return to the Disclosing Party all materials, in any medium, that contain or reveal all or any part of any Confidential Information of the Disclosing Party.  Each Party acknowledges that breach of this provision by it would result in irreparable harm to the other Party, for which money damages would be an insufficient remedy, and therefore that the other Party will be entitled to seek injunctive relief to enforce the provisions of this Section.

14. REPRESENTATIONS AND WARRANTIES.

14.1 Warranties of the Investors.  Each of the Investors hereby represents and warrants that, as of the date of the execution and delivery hereof, the following statements are true and correct:

(a) Organization; Good Standing.  The Investor is a legal entity, organized and validly existing under the laws of the applicable jurisdiction, with full power to own its assets and conduct its business as conducted and as proposed to be conducted.  The Investor is registered or qualified to do business and in good standing in each jurisdiction in which it owns or leases property or transacts business and where the failure to be so qualified would have a material adverse effect on the ability of the Investor or Hong Kong Holdco to consummate the transactions contemplated by this Agreement or the Related Agreements, and no proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification.  Each of the Investors will provide, upon request of any other Investor, a copy of its formation and governing documents, as are then currently in effect.

(b) Authorization.  The Investor has all requisite corporate power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder and to consummate the transactions contemplated by this Agreement or the Related Agreements.  All corporate action on the part of the Investor necessary for the authorization, execution and delivery of this Agreement and for the performance of all of its obligations hereunder has been taken, and this Agreement when fully executed and delivered shall constitute a valid, legally binding and enforceable obligation of the Investor (except as the enforceability thereof may be limited by any laws affecting creditors’ rights generally, by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

(c) Government and Other Consents.  No consent, authorization, license, permit, registration or approval of, or exemption or other action by, any Governmental Authority, or any other Person, is required in connection with the Investor’s execution, delivery and performance of this Agreement, or if any such consent is required, the Investor has satisfied the applicable requirement, except for any matters that would not have a material adverse effect on the ability of the Investor or Hong Kong Holdco to consummate the transactions contemplated by this Agreement or the Related Agreements.

(d) Effect of Agreement.  The Investor’s execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not result in a breach or violation of any of the terms, conditions or provisions of, or constitute a default (or with notice or lapse of time or both constitute) or require the consent of any other Person under (i) any indenture, mortgage, agreement or other instrument or arrangement to which the Investor is a party; (ii) any of the terms or provisions of the formation or governing documents of the Investor or any provision of Applicable Law; (iii) any judgment, order, writ, injunction or decree applicable to the Investor; or (iv) or have any effect on the compliance by the Investor with, any applicable licenses, permits or authorizations, except in each case under clauses (i), (ii), (iii) or (iv) where such breach, violation or default would not have a material adverse effect on the ability of the Investor or Hong Kong Holdco to consummate the transactions contemplated by this Agreement or the Related Agreements.

(e) Proceedings.  There is no action, suit or proceeding at law or in equity or otherwise in, before or by any Governmental Authority or, to the Investor’s knowledge, threatened by or against the Investor which question the validity of, or which question the Investor’s right to enter into or perform this Agreement, or which would prevent or restrict its ability to enter into and perform its obligations under this Agreement, except where such action, suit or proceeding could not reasonably be expected to have a material adverse effect on the ability of the Investor or Hong Kong Holdco to consummate the transactions contemplated by this Agreement or the Related Agreements.

(f) Anti-Corruption.  Neither the Investor, nor any of its directors, officers, employees, agents or other Person associated with or acting for or on behalf of the Investor, has taken, or will take, any action that would cause the Investor or Hong Kong Holdco to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar state or local Applicable Law, the Anti-Kickback Act of 1986 or any state or local/municipality anti-kickback Applicable Law, Applicable Laws restricting the payment of contingent fee arrangements, or any Applicable Laws of similar effect.

14.2 Representations and Warranties of PowerSav.  PowerSav hereby represents and warrants that, as of the date of the execution and delivery hereof, the following statements are true and correct:

(a) PowerSav’s interest in Hong Kong Holdco is not, and will not be, beneficially owned by any person or entity other than PowerSav and that no competitor of ZBB Energy Corporation, financial sponsor or private equity fund beneficially owns, or will beneficially own, any interest in PowerSav or any of PowerSav’s interest in Hong Kong Holdco or the Company;

(b) PowerSav is the sole beneficial owner of all intellectual property claimed to be owned by PowerSav; and

(c) No person or entity other than PowerSav has any rights in PowerSav’s products or intellectual property.

15. TERM AND TERMINATION.

15.1 Term.  This Agreement shall be effective as of the Effective Date and shall continue in effect until the earlier of (a) the expiration of the Agreement on the tenth (10th) anniversary of the Effective Date or (b) upon the date of termination of this Agreement pursuant to Section 15.2 (the “Term”).

15.2 Termination.  This Agreement shall terminate:

(i)	Upon the mutual written agreement of the Investors;

(ii)
Upon the material breach (or default in the performance of the terms) of this Agreement by a Party; provided, that such breach (to the extent susceptible of cure) remains uncured for more than thirty (30) days after the non-breaching Party provides the breaching Party written notice of the same;

(iii)	As to any Investor, upon the permitted Transfer of all Interests of Hong Kong Holdco held by such Investor;

(iv)	If the Approval Authority has not issued a business license to the Company by December 31, 2011; or

(v)	Upon the termination of the Joint Venture Agreement.

15.3 Survival.  The rights and obligations of the Parties under Section 14 (Confidentiality), Section 15.4 (Continuing Liability), Section 16 (Governing Law and Dispute Resolution) and Section 17 (General Provisions) (except for Section 17.6 (Further Assurances)) shall survive any termination of this Agreement.

15.4 Continuing Liability.  Termination of this Agreement for any reason shall not release a Party from any liability or obligation which has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

15.5 Effect of Termination.  Upon termination of this Agreement pursuant to Subsections (i), (ii), (iv) or (v) of Section 15.2 (provided, that neither Party has exercised its rights pursuant to Section 12.6), Hong Kong Holdco shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and the Investors.  Under such circumstances, the Board shall not take any action that is inconsistent with, or not necessary or advisable for, the winding up of Hong Kong Holdco’s affairs.  The Board shall be responsible for overseeing the winding up and liquidation of Hong Kong Holdco and, in connection therewith, shall take full account of Hong Kong Holdco’s liabilities and assets, cause Hong Kong Holdco’s assets to be liquidated as promptly as is consistent with obtaining the fair value thereof and cause the proceeds therefrom, to the extent sufficient therefor, to be applied in the following order and priority:

(a) Creditors.  First, to the payment of all of Hong Kong Holdco’s debts and liabilities owed to the creditors of Hong Kong Holdco (including any Directors or Investors who are creditors) in the order of priority provided by contract or law, with the Board making reasonable provision for their payment or satisfaction (which may include the setting up of such reserves as the Board may deem necessary for the payment of any obligations or contingent liabilities of Hong Kong Holdco).  The Board may hold such reserves for such period that they reasonably deem advisable for the payment of such obligations and liabilities as they become due and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as provided in Section 15.5(b);

(b) Return of Registered Capital.  Second, to each of the Investors in the amount of their respective registered capital, as set forth on Exhibit A, as may be amended from time to time; provided, that if Hong Kong Holdco does not have sufficient assets to return all such registered capital to the Investors, any such amounts will be distributed to the Investors on a pro rata basis in a ratio that corresponds to (i) the quotient of (A) the Investor’s committed registered capital divided by (B) the aggregate registered capital set forth on Exhibit A, as may be amended from time to time; and

(c) Liquidating Distributions.  The balance, if any, to the Investors in accordance with and in proportion to their respective Percentage Ownership Interest.

The costs and expenses relating to the winding up of Hong Kong Holdco shall be borne by Hong Kong Holdco.  Unless otherwise approved by the Investors, no Investor shall receive compensation for any services performed pursuant to this Section 15.5.

16. GOVERNING LAW; DISPUTE RESOLUTION.

16.1 Governing Law.  The validity, construction and enforceability of this Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

16.2 Discussions and Arbitration.  The Parties will discuss and finally settle all disputes between them, and among them and Hong Kong Holdco, arising out of this Agreement (including with respect to this Section 16), in accordance with the Domestic Arbitration Rules of Hong Kong International Arbitration Centre.  Hong Kong Holdco shall at all times maintain authorized agents in each of the United States and Wuhu City, Anhui Province, the People’s Republic of China to receive, for and on its behalf service of any summons, complaint or other legal process.

17. GENERAL PROVISIONS.

17.1 Assignment.  Either Party may Transfer all of its Interest in Hong Kong Holdco to its wholly owned subsidiary; provided, that (i) such Party provides the other Party prior written notice of such Transfer; (ii) such assignment occurs within one (1) month of the execution of this Agreement and (iii) such subsidiary agrees in writing to be subject to all of the terms and conditions of the Agreement, including those applying specifically to the original Party Transferring its Interest; provided, however, that ZBB Energy may Transfer freely, at any time during the Term of this Agreement, its interest in Hong Kong Holdco to an Affiliate of ZBB Energy upon prior written notice to PowerSav.  Any Transfer or purported Transfer not made in accordance with this Section and Section 12, as applicable, shall be void and of no force and effect.

17.2 Non-Competition; Non-Solicitation; Business Opportunities.

(a) Non-Competition.  The Investors agree that, as applicable, they will not (and will cause Hong Kong Holdco and their respective Affiliates and members not to) compete, either directly or indirectly, with ZBB Energy Corporation or its Affiliates, or with Hong Kong Holdco, with respect to the sourcing, production, marketing and distribution of any products sourced, produced, marketed or distributed by ZBB Energy Corporation or its Affiliates or Hong Kong Holdco, as applicable, during the Term of this Agreement and for five (5) years thereafter, anywhere in the world, except as explicitly provided herein.

(b) Non-Solicitation.  Each of the Parties and their respective Affiliates (other than Hong Kong Holdco and the Company, as applicable) agree not to solicit or hire any employee of the other Party or any employee of Hong Kong Holdco or the Company.  Hong Kong Holdco shall not solicit or hire any employee of ZBB Energy, PowerSav or their respective Affiliates (other than Hong Kong Holdco) unless Hong Kong Holdco receives the written consent of the applicable Party.  This covenant will extend for the Term of this Agreement and for five (5) year thereafter.

(c) Business Opportunities.  The Investors agree that each will cause Hong Kong Holdco and the Directors and officers of Hong Kong Holdco to refer any new business opportunities within the scope of this Agreement to the Investors for determination as to whether those opportunities are best explored in Hong Kong Holdco or through one or more of the Investors or their respective Affiliates.

(d) Opportunities outside the Agreement.  The fact that an Investor or Affiliate takes advantage of an opportunity that is not within the scope of this Agreement (either alone or with other Persons, including Entities in which such Investor or Affiliate has an interest) and does not offer such opportunity to Hong Kong Holdco or to the other Investors shall not subject such Investor or Affiliate to liability to Hong Kong Holdco or to the other Investors on account of any lost opportunity.

(e) Exceptions.  Notwithstanding the foregoing, Hong Kong Holdco will renounce, and not accept or be involved in, any interest or expectancy in any business opportunity presented to, or which came to the attention of, any Director who also is an employee or director of ZBB Energy Corporation or its Affiliates (other than Hong Kong Holdco, the Parties or PowerSav) in the course of performing such Person’s official duties for ZBB Energy Corporation or its Affiliates.

17.3 Notices and Other Communications.  Any and all notices, requests, demands and other communications required by or otherwise contemplated to be made under this Agreement or Applicable Law shall be in writing and in English and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received; (b) if transmitted by facsimile, on the date of transmission with receipt of a transmittal confirmation or (c) if by international courier service, on the fourth (4th) Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service. All such notices, requests, demands and other communications shall be addressed as follows:

If to Hong Kong Holdco:

____________________________________
____________________________________
____________________________________
____________________________________
____________________________________

with a copy (which copy shall not constitute notice) to:

____________________________________
____________________________________
____________________________________
____________________________________
____________________________________

If to ZBB Energy:

____________________________________
____________________________________
____________________________________
____________________________________
____________________________________
with a copy (which copy shall not constitute notice) to:

Mr. Mark Busch and Mr. Eliab Erulkar
K&L Gates LLP
Hearst Tower, 47th Floor
214 North Tryon Street
Charlotte, North Carolina, USA 28202

If to PowerSav:

____________________________________
____________________________________
____________________________________
____________________________________
____________________________________
with a copy (which copy shall not constitute notice) to:

____________________________________
____________________________________
____________________________________
____________________________________
____________________________________
or to such other address or facsimile number as a Party may specify to the other Party from time to time in writing.

17.4 Severability.  If any provision in this Agreement shall be found or be held to be invalid or unenforceable then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect.  In such event, the Parties shall use their respective best efforts to negotiate in good faith a substitute, valid and enforceable provision or agreement that most nearly affects the Parties’ intent in entering into this Agreement.

17.5 References to this Agreement; Headings.  Unless otherwise indicated, references to sections and exhibits herein are to sections of, and exhibits to, this Agreement.  Words such as “herein,” “hereby,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.  The subject headings of the sections of this Agreement are for reference only, and shall not affect the construction or interpretation of any of the provisions of this Agreement.

17.6 Further Assurances.  The Parties shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to carry out the provisions of this Agreement.

17.7 No Waiver.  No waiver of any term or condition of this Agreement shall be valid or binding on a Party unless the same shall have been set forth in a written document, specifically referring to this Agreement and duly signed by the waiving Party.  The failure of a Party to enforce at any time any of the provisions of this Agreement, or the failure to require at anytime performance by the other Party of any of the provisions of this Agreement, shall in no way; be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter.

17.8 Entire Agreement; Amendments.  The terms and conditions contained in this Agreement and the Related Agreements (including the exhibits hereto and thereto) constitute the entire agreement between the Parties and supersede all previous agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof and thereof.  No agreement or understanding amending this Agreement shall be binding upon any Party unless set forth in a written document which expressly refers to this Agreement and which is signed and delivered by duly authorized representatives of each Party.

17.9 Expenses.  Hong Kong Holdco shall reimburse the Parties for any of their respective reasonable and documented out-of-pocket expenses incurred in connection with the formation and development of Hong Kong Holdco including, without limitation, related professional service provider fees (e.g., legal and accounting costs).

17.10 Currency.  For the purposes of calculating any amounts payable to, or by, the Parties or Hong Kong Holdco hereunder, the Parties shall use, as necessary, the applicable exchange rate in effect as of the last day of the calendar month immediately preceding the date on which the same becomes payable (as published in The Wall Street Journal, Asia Edition).

17.11 No Agency.  The authority of each Party hereunder is limited to that which explicitly is set forth herein.  Neither Party has, and shall not hold itself out as having, any right, power or authority in any manner, (i) to accept, any offer, proposal or negotiated terms solicited by that Party pursuant to the terms hereof on behalf of the other Party, or otherwise commit or bind the other Party, without the other Party’s advance written consent, (ii) to otherwise create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon the other Party or (iii) to accept legal process on behalf of the other Party.

17.12 No Third Party Beneficiaries.  This Agreement is made solely and specifically between and for the benefit of the Parties and their respective successors and assigns, and no other Person, unless express provision is made herein to the contrary, shall have any rights, interests or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

17.13 Incidental and Consequential Damages.  No Party will be liable to any other Party under any contract, negligence, strict liability or other theory for any indirect, incidental or consequential damages (including without limitation lost profits) with respect to a breach of this Agreement.

17.14 Counterparts.  This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same instrument.

17.15 Execution by Hong Kong Holdco.  Each of the Parties shall cause (i) Hong Kong Holdco to be formed as a limited liability company and (ii) Hong Kong Holdco to enter into any agreements to which it is contemplated to be a party hereunder as soon as possible after its formation.

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IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the Effective Date.

“ZBB Energy”	“PowerSav”
ZBB Cayman Corporation	PowerSav Inc.

By: ______________________	By: ______________________
Name:	Name:
Title:	Title: